Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for the First Quarter of 2016

LOS ANGELES, CA (May 11, 2016) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the first quarter of 2016.

Keith Forman, President and CEO of Rentech, stated, “We are pleased to have completed Rentech Nitrogen’s merger with CVR Partners and the partial retirement and amendment of our obligations with GSO Capital on improved terms on April 1st. The transactions have transformed Rentech into a pure play fibre business with a significantly improved balance sheet.”

Mr. Forman continued, “Focusing on the quarter, results for the period were mixed. Fulghum generated improved EBITDA for the first quarter, primarily driven by strong South American sales. We expect to continue to see strong demand in the region and to benefit from cost reductions implemented at Fulghum’s U.S. mills during the course of last year. On the other hand, NEWP is feeling the effects of the warm winter in the US Northeast, with first quarter results significantly below historical levels. We have temporarily scaled back production in response to current market conditions, and we expect NEWP’s results for 2016 to be lower than last year’s record results. In Canada, the Atikokan pellet facility is producing at 80%-90% of capacity. At Wawa, we are pushing hard to achieve desired uptime on a sustained basis before we implement phase II of the conveyor replacements at the plant.”

Summary of Results

The consolidated results consist of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), Industrial Wood Pellets, which includes our Canadian pellet plants, and unallocated corporate expenses. The former Rentech Nitrogen Pasadena and East Dubuque facilities are classified as discontinued operations due to the disposition of those businesses in March and April 2016. Rentech’s energy technologies business is also classified as discontinued operations due to its sale in October 2014. Allegheny’s operations are included in our operating results from January 23, 2015, the closing date of the acquisition.

Consolidated revenues for the first quarter of 2016 were $39.9 million, compared to $36.4 million in the prior year period. Gross profit for the first quarter of 2016 was $0.1 million, compared to $5.5 million in the prior year period.

Consolidated Adjusted EBITDA loss, excluding discontinued operations, for the first quarter of 2016 was $(3.9) million, compared to a loss of $(2.2) million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Net loss attributable to Rentech common shareholders for the first quarter of 2016 was $(10.2) million, or a loss of $(0.44) per basic share, of which $0.10 per basic share was generated by discontinued operations. This compared to a net loss of $(4.9) million, or a loss of $(0.22) per basic share, of which $0.10 per basic share was generated by discontinued operations, for the same period last year. The increase in net loss between periods is primarily attributable to higher depreciation and interest expense and significantly lower results at NEWP.

Fulghum Fibres

Revenues were $27.4 million for first quarter of 2016, compared to $22.7 million for the same period last year. Revenues from operations in the United States were $13.7 million for the first quarter of 2016, as compared to $13.6 million in the prior year period. Revenues from operations in South America were $13.7 million for the first quarter of 2016, as compared to $9.1 million in the prior year period. The increase in South America revenues was primarily due to higher biomass product sales in South America and chip sales to Asia in the first quarter of 2016 as compared to 2015.

Our mills in the United States and South America processed 3.2 and 0.9 million green metric tons, respectively, of logs into wood chips and residual fuels for each of the first quarters of 2016 and 2015.

Gross profit was $4.7 million for the first quarter of 2016, compared to $3.7 million for the prior year period. Gross profit margin for the first quarter of 2016 was 17%, compared to gross profit margin of 16% for the prior year period. The increases in gross profit and gross margin were primarily due to higher product sales volumes by our South American business.

Adjusted EBITDA for the first quarter of 2016 was $5.4 million. This compares to Adjusted EBITDA of $4.0 million for the same period in 2015.

Net income was $1.7 million for the first quarter of 2016. This compares to net loss of $(1.1) million for the same period last year.

New England Wood Pellet

Revenues were $2.6 million for the first quarter of 2016 on deliveries of approximately 13,000 short tons of wood pellets. This compared to revenues of $12.1 million for the first quarter of 2015 on deliveries of approximately 63,000 short tons of wood pellets.

The Northeast wood pellet market experienced a significant slowdown as abnormally warm temperatures during November and December 2015 and February 2016 stalled consumer purchases. The warm temperatures, along with depressed prices for competitive heating fuels such as heating oil and propane, resulted in lower sales volumes in 2016 as NEWP’s customers are still carrying inventory purchased in 2015 due to slow buying by retail customers. In response to market conditions, NEWP has temporarily scaled back production at its facilities since February 2016.

Gross profit for the first quarter of 2016 was $0.4 million, compared to $2.2 million for the same period last year. Gross profit margin was 16% for the first quarter of 2016, compared to 18% for the prior year period. Gross profit and gross profit margin were lower because of lower sales volumes during the first quarter of 2016.

Adjusted EBITDA for the first quarter of 2016 was $0.0 million. This compares to Adjusted EBITDA of $2.3 million for the same period in 2015.

Net loss was $(0.6) million for the first quarter of 2016, compared to net income of $1.1 million for the same period last year.

Wood Pellets: Industrial

Revenues for the first quarter of 2016 were $9.9 million, earned by delivering approximately 64,000 metric tons of wood pellets produced at the Atikokan and Wawa Facilities. Out of the approximately 64,000 metric tons, approximately 49,000 metric tons were shipped to Drax and approximately 15,000 metric tons were sold to OPG. Revenues were $1.7 million for the first quarter of 2015, earned by delivering to OPG approximately 9,100 metric tons of wood pellets, a significant majority of which were produced at the Atikokan Facility.

Gross loss for the first quarter of 2016 was $(5.0) million, compared to gross loss of $(0.4) million for prior year period. Gross loss margin was (50%) for the first quarter of 2016, compared to gross loss margin of (24%) for the prior year period. The increase in gross loss and gross loss margin during the first quarter of 2016 was due to high operating costs relative to revenues during ramp-up of the Atikokan and Wawa Facilities, a related write down of inventory by $5.1 million, and considerably higher depreciation expense in the first quarter of 2016 than in the first quarter of 2015. During the first quarter of 2015, the Atikokan Facility began commissioning and producing wood pellets. The Wawa Facility was in the process of commissioning, but not producing wood pellets during the first quarter of 2015.

Adjusted EBITDA loss for the first quarter of 2016 was $(3.3) million. This compares to Adjusted EBITDA loss of $(3.9) million for the same period last year.

Net loss was $(6.7) million for the first quarter of 2016, compared to net loss of $(4.7) million for the same period last year.

Corporate and Unallocated Expenses

Corporate and unallocated expenses, which include selling, general and administrative expenses, were $6.2 million for the first quarter of 2016, compared to $4.8 million in the corresponding period in 2015. The increase was primarily due to increases in severance costs of $0.6 million, transaction costs of $0.4 million, and consulting expenses of $0.2 million, partially offset by a decrease in non-cash equity-based compensation of $0.3 million. Non-cash equity-based compensation expense was $0.5 million for the first quarter of 2016, compared to $0.8 million for the same period in the prior year.

Conference Call with Management

Rentech will hold a conference call today, May 11, 2016, at 7:00 a.m. PDT, during which the company’s senior management will review Rentech's financial results for the first quarter. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 8321349#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PDT on May 11 through 11:59 a.m. PDT on May 18. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 8321349#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months Ended March 31,
	2016	2015
	(Unaudited)
Revenues	$39,937	$36,436
Cost of sales	39,806	30,910
Gross profit	131	5,526
Operating expenses
Selling, general and administrative expense	9,114	10,968
Depreciation and amortization	1,008	1,445
Other expense, net	13	-
Total operating expenses	10,135	12,413
Operating loss	(10,004)	(6,887)
Other expense, net
Interest expense	(3,572)	(889)
Other income (expense), net	146	(113)
Total other expenses, net	(3,426)	(1,002)
Loss from continuing operations before income taxes and equity in loss of investee	(13,430)	(7,889)
Income tax benefit	(2,402)	(1,865)
Loss from continuing operations before equity in loss of investee	(11,028)	(6,024)
Equity in loss of investee	—	15
Loss from continuing operations	(11,028)	(6,039)
Income from discontinued operations, net of tax	5,574	6,085
Net income (loss)	(5,454)	46
Net income attributable to noncontrolling interests	(3,406)	(3,675)
Preferred stock dividends	(1,320)	(1,320)
Net loss attributable to Rentech common shareholders	$(10,180)	$(4,949)
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(0.54)	$(0.32)
Discontinued operations	$0.10	$0.10
Net loss	$(0.44)	$(0.22)
Diluted:
Continuing operations	$(0.54)	$(0.32)
Discontinued operations	$0.10	$0.10
Net loss	$(0.44)	$(0.22)
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,036	22,936
Diluted	23,036	22,936

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
Revenues
Fulghum Fibres	$27,436	$22,654
Wood Pellets: Industrial	9,861	1,664
Wood Pellets: NEWP	2,640	12,118
Total revenues	$39,937	$36,436
Gross profit (loss)
Fulghum Fibres	$4,666	$3,707
Wood Pellets: Industrial	(4,969)	(404)
Wood Pellets: NEWP	434	2,223
Total gross profit	$131	$5,526
Selling, general and administrative expenses
Fulghum Fibres	$1,201	$1,682
Wood Pellets: Industrial	1,308	3,919
Wood Pellets: NEWP	561	704
Total segment selling, general and administrative expenses	$3,070	$6,305
Depreciation and amortization
Fulghum Fibres	$541	$981
Wood Pellets: Industrial	47	43
Wood Pellets: NEWP	295	278
Total segment depreciation and amortization recorded in operating expenses	$883	$1,302
Net income (loss)
Fulghum Fibres	$1,653	$(1,107)
Wood Pellets: Industrial	(6,738)	(4,664)
Wood Pellets: NEWP	(555)	1,142
Total segment net income (loss)	$(5,640)	$(4,629)
Reconciliation of segment net income (loss) to consolidated net loss:
Segment net income (loss)	$(5,640)	$(4,629)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(6,045)	(4,661)
Corporate and unallocated depreciation and amortization expense	(125)	(143)
Corporate and unallocated income (expenses) recorded as other income (expense)	4	3
Corporate and unallocated interest expense	(2,423)	(94)
Corporate income tax benefit	3,201	3,485
Income (loss) from discontinued operations, net of tax	5,574	6,085
Consolidated net income (loss)	$(5,454)	$46

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	March 31, 2016	Pro Forma (1)
	(in thousands)
Cash(2)	$17,227	$65,480
Accounts receivable	13,838	13,838
Inventories	26,272	26,272
Other current assets	10,369	10,369
Total current assets, excluding discontinued operations	$67,706	$115,959
Accounts payable	$13,249	$13,249
Accrued liabilities	17,496	15,996
Debt(3)	59,219	18,753
Other current liabilities	9,709	9,709
Total current liabilities, excluding discontinued operations	$99,673	$57,707

(1)

The pro forma information has been derived by the application of adjustments to Rentech’s historical consolidated financial statements to give effect to the merger of Rentech Nitrogen Partners, L.P. with CVR Partners, LP, the pay down of the Tranche A Loans and the repurchase and retirement of the Preferred Stock. The pro forma information as of March 31, 2016 is presented as if the transactions had occurred on March 31, 2016, instead of April 1, 2016. The pro forma information is being provided for informational purposes only and is not intended to project the company’s financial position for any future period.

(2)

On April 1, 2016, in conjunction with the merger, we received cash of $59.8 million, used $10.0 million in connection with the repurchase of the Preferred Stock and paid $1.5 million of accrued dividends on the Preferred Stock.

(3)

On April 1, 2016, in conjunction with the merger and entering into the credit agreement, we made a debt payment of $41.7 million and wrote off $1.3 million of discount and debt issuance costs relating to the GSO credit agreement. The GSO credit agreement is a long-term facility. However, under accounting guidance, the debt payment of $41.7 million is considered current as of March 31, 2016.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) from continuing operations plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization and unusual items, like impairment and debt extinguishment charges, and fair value adjustments to earn-out consideration. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure, historical cost basis, non-cash charges and unusual items; and
•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA, excluding discontinued operations, to loss from continuing operations for the first quarters of 2016 and 2015.

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
Loss from continuing operations	$(11,028)	$(6,039)
Add items:
Net interest expense	3,571	877
Income tax benefit	(2,402)	(1,866)
Depreciation and amortization	6,056	4,680
Other	(145)	141
Consolidated Adjusted EBITDA, excluding discontinued operations	$(3,948)	$(2,207)

The table below reconciles Fulghum’s Adjusted EBITDA to net income (loss) for the first quarters of 2016 and 2015.

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
Fulghum net income (loss)	$1,653	$(1,107)
Add Fulghum items:
Net interest expense	569	538
Income tax (benefit) expense	779	1,602
Depreciation and amortization	2,427	3,001
Other	(78)	10
Fulghum's Adjusted EBITDA	$5,350	$4,044

The table below reconciles NEWP’s Adjusted EBITDA to net income (loss) for the first quarters of 2016 and 2015.

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
NEWP net income (loss)	$(555)	$1,142
Add NEWP items:
Net interest expense	141	139
Income tax expense	20	17
Depreciation and amortization	463	1,056
Other	(40)	(57)
NEWP's Adjusted EBITDA	$29	$2,297

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the first quarters of 2016 and 2015.

	For the Three Months Ended March 31,
	2016	2015
	(in thousands)
Wood Pellets: Industrial net income (loss)	$(6,738)	$(4,664)
Add Wood Pellets: Industrial items:
Net interest expense	438	106
Depreciation and amortization	3,041	480
Other	(23)	191
Wood Pellets: Industrial Adjusted EBITDA	$(3,282)	$(3,887)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities supply wood pellets used as fuel for power generation in Canada and the United Kingdom. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: expectations for Fulghum Fibres, NEWP, our Canadian wood pellet facilities and our liquidity outlook. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com